Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES SECOND QUARTER 2022

FINANCIAL RESULTS

Record Quarterly Building Supply Segment Sales of $10.8 Million, Up 10.4%

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the second quarter of 2022 were $17.4 million, down 2.4%, compared to $17.8 million for the second quarter of 2021.
o	Building Supply segment sales increased $1.0 million, or 10.4%, to the highest quarter on record of $10.8 million, compared to $9.8 million for the three months ended June 30, 2021.
o	Disposable Protective Apparel segment sales decreased 18.1%, to $6.6 million, compared to $8.0 million for the same period of 2021.
●	Net income for the second quarter of 2022 was $693,000, or $0.05 per diluted share, compared to $1.7 million, or $0.12 per diluted share, for the second quarter of 2021.
●	Cash of $15.3 million and working capital of $51.1 million with no debt as of June 30, 2022.

Nogales, Arizona – August 4, 2022 – Alpha Pro Tech, Ltd. (NYSE American: APT) (the “Company”), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six month periods ended June 30, 2022.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “Building Supply segment sales for the second quarter of 2022 resulted in the all-time highest quarter on record. In addition, the Company achieved record quarters in each of the past seven quarters, as compared to each respective prior year comparative quarter. Management is encouraged by the current demand for the Company’s Building Supply segment products and anticipates continued growth in the remainder of 2022. The Company has continued to enjoy increased sales, and being vertically integrated and having control of manufacturing, unlike most competitors, aides in minimizing the effects of worldwide supply chain issues. The synthetic roofing market was strong in 2021 and into early 2022, although the Company has recently seen some retraction in new home starts and re-roofing expenditures, as well as excess inventory in the market. By adding dealers, distribution channels and products in the roofing sector, we remain optimistic with respect to achieving sales growth in the future. Assuming new home construction remains high, we expect our housewrap sales will continue to grow despite the aforementioned retraction, as our distribution channels continue to expand and we introduce new products for this market.”

“Sales of the Disposable Protective Apparel segment products in the second quarter of 2022 were lower as compared to the same period in 2021, primarily driven by a decrease in protective garments sales. Although our sales were down compared to the prior-year period, disposable protective garments sales were significantly higher than pre-pandemic levels. In addition, garments sales in the second quarter last year were a quarterly record, as a result of strong COVID-19 demand. Protective garment sales increased sequentially from the first quarter of 2022 to the second quarter of 2022 by approximately $900,000, or 21.9%.”

Hoffman continued “Sales of face masks in the second quarter of 2022 were basically flat compared to the second quarter of 2021. Face mask sales continue to be somewhat aided by the Omicron variants of COVID-19 and were higher than pre-pandemic levels but are expected to be lower in the second half of 2022 than during 2020 and 2021. Additional demand from increased infection rates or new variants is possible, but not included in the expected forecast. Our face shield sales in the second quarter of 2022 increased by 172.1% compared to the same period last year, which increase was driven by demand associated with COVID-19, primarily from one distributor. Face shield sales in the second quarter of 2022 were significantly higher than pre-pandemic levels but are expected to be lower in the near term, although future visibility in relation to COVID-19 is uncertain.”

Net Sales

Consolidated sales for the three months ended June 30, 2022, decreased to $17.4 million from $17.8 million for the three months ended June 30, 2021, representing a decrease of $433,000, or 2.4%. This decrease consisted of decreased sales in the Disposable Protective Apparel segment of $1.5 million, partially offset by increased sales in the Building Supply segment of $1.0 million.

Building Supply segment sales for the three months ended June 30, 2022 increased by $1.0 million, or 10.4%, to the highest quarter on record of $10.8 million, compared to $9.8 million for the three months ended June 30, 2021. The Building Supply segment increase during the quarter was primarily due to a 7.7% increase in sales of housewrap and a 116.4% increase in sales of other woven material, partially offset by a decrease in sales of synthetic roof underlayment of 7.7% compared to the same period of 2021.

The sales mix of the Building Supply segment for the three months ended June 30, 2022 was approximately 40% for synthetic roof underlayment, 42% for housewrap and 18% for other woven material. This compared to approximately 48% for synthetic roof underlayment, 43% for housewrap and 9% for other woven material for the three months ended June 30, 2021.

Second quarter Building Supply growth was led by a quarterly record in sales of housewrap. The housewrap line of products experienced significant growth with the economy REX Wrap® and REX Wrap® Plus brands through additional market penetration on the retail side, and to a lesser extent increased sales of accessory items, which includes window and door flashing and seam tapes. Premium housewrap REX Wrap Fortis® brand increased sales were driven by entry into more multi-family and light commercial markets. One of the ongoing growth strategies is to pursue additional market share of the multi-family building market, through the education of architects and introducing new products, which are currently in development to meet the needs of ever changing building code requirements and the needs of customers.

Synthetic roof underlayment sales in the second quarter of 2022 were negatively affected due a decline of sales in the premium REX SynFelt® brand, which reflects an industry trend and flat sales of the economy TECHNO SB® brand as there has been an overall increase in retail inventory levels of economy underlayment products. The higher inventories as well as a general retraction in the building market are expected to continue into the third quarter but we do expect growth in the future.

Other woven material sales increased in the second quarter of 2022 compared to the same period of 2021 by a significant 116.4%, due to increased sales to our major customer and sales to a new other woven material customer. The Company expects continued substantial growth in the remainder of 2022 with this product line.

The Company has committed to increasing production capacity in the Building Supply segment by investing approximately $4.0 million in new equipment, a part of which became operational in the latter part of the third quarter of 2021. This equipment, which is expected to increase our production capacity, has been further delayed as a result of supply chain issues, and is now expected in the latter part of the third quarter of 2022 and is expected to be operational in the following quarter.

Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2022, decreased by $1.5 million, or 18.1%, to $6.6 million, compared to $8.0 million for the same period of 2021. This segment decrease was due to a 28.9% decrease in sales of disposable protective garments and a 0.7% decrease in sales of face masks, partially offset by a 172.1% increase in face shields. Sales of disposable garments and face masks were affected due to reduced customer demand in the second quarter of 2022 compared to demand in the second quarter of 2021 associated with the COVID-19 pandemic. Face shield demand was positively affected primarily by sales to one distributor.

The sales mix of the Disposable Protective Apparel segment for the second quarter was approximately 74% for disposable protective garments, 14% for face masks and 12% for face shields. This sales mix is compared to approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields for the three months ended June 30, 2021.

Sales for the disposable protective garments decreased in the second quarter of 2022, primarily due to record sales in the second quarter of 2021, resulting from strong orders received from our major international channel partner in 2020 in response to COVID-19, which flowed through in 2021 due to the extended logistics timeframes. Although sales were down during the second quarter of 2022, disposable protective garment sales were significantly higher than pre-pandemic levels and increased sequentially by over 20% from the first quarter of 2022.

Consolidated sales for the six months ended June 30, 2022 decreased to $35.0 million from $41.0 million for the six months ended June 30, 2021, representing a decrease of $5.9 million, or 14.5%. This decrease consisted of decreased sales in the Disposable Protective Apparel Segment of $8.8 million, partially offset by increased sales in the Building Supply segment of $2.9 million.

Building Supply segment sales for the six months ended June 30, 2022 increased by $2.9 million, or 16.1%, to $21.1 million, compared to $18.1 million for the same period of 2021. The Building Supply segment increase was primarily due to an increase in sales of housewrap of 12.5%, an increase in sales of synthetic roof underlayment of 2.8%, and an increase in sales of other woven material of 116.4%, compared to the same period of 2021.

Building Supply segment sales during the first six months of 2022 experienced continued significant growth due to strong demand for both our housewrap products, other non-woven products and to a lesser extent synthetic roof underlayment products. The housewrap family of products continued to grow with a 12.5% year to date increase over the prior year to date due to growth in new market share as well as increased demand especially in the earlier part of the year for new home construction. Other woven material sales increased year to date by a significant 116.4% due to increased sales to our major customer, as well as a new customer. Synthetic roof underlayment sales increased by 2.8% compared to the first six months of 2021, which was primarily due to robust sales of our economy TECHNO family of products that have increased 11.6% year to date, partially offset by an industry-wide decline in premium synthetic roof underlayment sales.

The sales mix of the Building Supply segment for the six months ended June 30, 2022 was 44% for synthetic roof underlayment, 41% for housewrap and 15% for other woven material. This compared to 50% for synthetic roof underlayment, 42% for housewrap and 8% for other woven material for the six months ended June 30, 2021.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2022, decreased by $8.8 million, or 38.8%, to $14.0 million, compared to $22.8 million, for the same period of 2021. This segment decrease was due to a 35.0% decrease in sales of disposable protective garments, a 51.2% decrease in sales of face masks, and a 27.7% decrease in sales of face shields, all primarily due to increased customer demand associated with the pandemic in 2021. Although sales of disposable protective garments, face masks and face shields are down year to date, they are above pre-pandemic levels.

The sales mix of the Disposable Protective Apparel segment for the six months ended June 30, 2022 was 63% for disposable protective garments, 23% for masks and 14% for shields. This sales mix is compared to 59% for disposable protective garments, 29% for masks and 12% for shields for the six months ended June 30, 2021.

Gross Profit

Gross profit decreased by $620,000, or 9.9%, to $5.6 million for the three months ended June 30, 2022, from $6.2 million for the three months ended June 30, 2021. The gross profit margin was 32.3% for the three months ended June 30, 2022, compared to 35.0% for the three months ended June 30, 2021.

Gross profit decreased by $3.4 million, or 21.8%, to $12.1 million for the six months ended June 30, 2022, from $15.4 million for the same period of 2021. The gross profit margin was 34.4% for the six months ended June 30, 2022, compared to 37.6% for the same period of 2021.

Management believes that gross profit margin likely will continue to be negatively affected by continued significant increases in ocean freight and other transportation costs. Additionally, our portfolio of products has been affected by much higher than normal raw material costs and increased labor costs. In the current environment, cost increases may rise more rapidly than our sales prices, which could continue to decrease gross profit. In order to mitigate cost increases the Company expects to increase prices during the latter part of the third quarter of 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by $134,000, or 3.2%, to $4.1 million for the three months ended June 30, 2022, from $4.2 million for the three months ended June 30, 2021. As a percentage of net sales, selling, general and administrative expenses decreased to 23.4% for the three months ended June 30, 2022, down from 23.6% for the same period of 2021, primarily as a result of lower expenses.

Selling, general and administrative expenses decreased by $406,000, or 4.6%, to $8.4 million for the six months ended June 30, 2022, from $8.8 million for the six months ended June 30, 2021. As a percentage of net sales, selling, general and administrative expenses increased to 23.9% for the six months ended June 30, 2022, up from 21.4% for the same period of 2021, primarily as a result of lower net sales.

Income from Operations

Income from operations decreased by $510,000, or 27.9%, to $1.3 million for the three months ended June 30, 2022, compared to $1.8 million for the three months ended June 30, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $620,000 and an increase in depreciation and amortization expense of $24,000, partially offset by a decrease in selling, general and administrative expenses of $134,000. Income from operations as a percentage of net sales for the three months ended June 30, 2022 was 7.6%, compared to 10.3% for the same period of 2021.

Income from operations decreased by $3.0 million, or 48.0%, to $3.2 million for the six months ended June 30, 2022, compared to $6.2 million for the six months ended June 30, 2021. The decreased income from operations was primarily due to a decrease in gross profit of $3.4 million and an increase in depreciation and amortization expense of $38,000, partially offset by a decrease in selling, general and administrative expenses of $406,000. Income from operations as a percentage of net sales for the six months ended June 30, 2022 was 9.3%, compared to 15.2% for the same period of 2021.

Other Income

Other income decreased by $618,000, or 328.7%, to a loss of $430,000 for the three months ended June 30, 2022, from other income of $188,000 for the three months ended June 30, 2021. The decrease was due to a loss on fixed assets of $490,000 and a decrease in equity in income of unconsolidated affiliate of $138,000, partially offset by an increase in interest income of $10,000. The loss on fixed assets was due to equipment for the Disposable Protective Apparel segment that was not delivered and the Company has recently filed a lawsuit in this matter.

Other income decreased by $891,000 to a loss of $380,000 for the six months ended June 30, 2022, from other income of $511,000 for the same period of 2021. The decrease was primarily due the $490,000 loss on fixed assets discussed above and a decrease in equity in income of unconsolidated affiliate of $411,000, partially offset by an increase in interest income of $10,000.

Net Income

Net income for the three months ended June 30, 2022 was $693,000, compared to net income of $1.7 million for the three months ended June 30, 2021, representing a decrease of $978,000, or 58.5%. The net income decrease for the three months ended June 30, 2022 compared to the same period of 2021 was due to a decrease in income from operations of $510,000 and a decrease in other income of $618,000, resulting in a decrease in income before provision for income taxes of $1.1 million, partially offset by a decrease in provision for income taxes of $150,000. The loss on assets of $490,000, mentioned above, significantly decreased our net income for the three months ended June 30, 2022 by approximately $.03 per share. Net income as a percentage of net sales for the three months ended June 30, 2022 was 4.0%, and net income as a percentage of net sales for the same period of 2021 was 9.4%. Basic earnings per common share for the three months ended June 30, 2022, and 2021 were $0.05 and $0.13, respectively. Diluted earnings per common share for the three months ended June 30, 2022 and 2021 were $0.05 and $0.12, respectively.

Net income for the six months ended June 30, 2022 was $2.2 million, compared to net income of $5.4 million for the same period of 2021, representing a decrease of $3.2 million, or 58.9%. The net income decrease comparing the 2022 and 2021 periods was due to a decrease in income from operations of $3.0 million and a decrease in other income of $891,000, resulting in a decrease in income before provision for income taxes of $3.9 million, partially offset by a decrease in provision for income taxes of $705,000. As mentioned above, the loss on assets has negatively impacted net income for the first half of 2022. Net income as a percentage of net sales for the six months ended June 30, 2022 was 6.3%, and net income as a percentage of net sales for the same period of 2021 was 13.2%. Basic earnings per common share for the six months ended June 30, 2022 and 2021 were $0.17 and $0.41, respectively. Diluted earnings per common share for the six months ended June 30, 2022 and 2021 were $0.17 and $0.40, respectively.

Balance Sheet

As of June 30, 2022, the Company had cash of $15.3 million compared to $16.3 million as of December 31, 2021. The decrease in cash from December 31, 2021 was due to cash used in investing activities of $222,000 and cash used in financing activities of $1.7 million, partially offset by cash provided by operating activities of $ 943,000. Working capital totaled $51.1 million as of June 30, 2022 and the Company’s current ratio was 21:1, compared to a current ratio of 20:1 as of December 31, 2021.

Inventory decreased by $1.8 million, or 7.3%, to $23.2 million as of June 30, 2022, from $25.0 million as of December 31, 2021. The decrease was due to a decrease in inventory for the Disposable Protective Apparel segment of $1.7 million, or 10.2%, to $14.6 million and a decrease in inventory for the Building Supply segment of $161,000, or 1.8%, to $8.6 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended June 30, 2022, we repurchased 225,500 shares of common stock at a cost of $960,000. As of June 30, 2022, we had repurchased a total of 18,945,417 shares of common stock at a cost of approximately $44.2 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of June 30, 2022, we had $2.4 million available for additional stock purchases under our stock repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance and expected cash flow from operations will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future. The Company has made approximately $4.0 million in commitments for capital investments to increase its production capacity in the Building Supply segment, of which approximately $1.0 million is unpaid as of June 30, 2022.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, changes in global economic conditions; the effects of the COVID-19 pandemic on our business and operations, the business and operations of those within our supply chain and global economic conditions generally; changes in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; our partnership with a joint venture partner; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; security breaches or disruptions to the information technology infrastructure; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2022	2021 (1)
Assets
Current assets:
Cash and cash equivalents	$15,342,000	$16,307,000
Accounts receivable, net of allowance for doubtful accounts of $64,000 as of June 30, 2022 and as of December 31, 2021	6,452,000	3,397,000
Accounts receivable, related party	1,597,000	1,383,000
Inventories	23,157,000	24,969,000
Prepaid expenses	7,118,000	6,943,000
Total current assets	53,666,000	52,999,000

Property and equipment, net	5,848,000	6,064,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	2,000	3,000
Right-of-use assets	2,191,000	2,648,000
Equity investment in unconsolidated affiliate	6,219,000	6,120,000
Total assets	$67,981,000	$67,889,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$914,000	$528,000
Accrued liabilities	797,000	1,250,000
Lease liabilities	891,000	883,000
Total current liabilities	2,602,000	2,661,000

Lease liabilities, net of current portion	1,352,000	1,817,000
Deferred income tax liabilities, net	791,000	791,000
Total liabilities	4,745,000	5,269,000
Commitments and contingincies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 12,728,173 and 13,115,341 shares outstanding as of June 30, 2022 and December 31, 2021, respectively	128,000	132,000
Additional paid-in capital	-	-
Retained earnings	63,108,000	62,488,000
Total shareholders' equity	63,236,000	62,620,000
Total liabilities and shareholders' equity	$67,981,000	$67,889,000

1)	The condensed consolidated balance sheet as of December 31, 2021 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$17,373,000	$17,806,000	$35,034,000	$40,967,000

Cost of goods sold, excluding depreciation and amortization	11,761,000	11,574,000	22,980,000	25,556,000
Gross profit	5,612,000	6,232,000	12,054,000	15,411,000

Operating expenses:
Selling, general and administrative	4,065,000	4,199,000	8,371,000	8,777,000
Depreciation and amortization	227,000	203,000	439,000	401,000
Total operating expenses	4,292,000	4,402,000	8,810,000	9,178,000

Income from operations	1,320,000	1,830,000	3,244,000	6,233,000

Other income:
Loss on fixed assets	(490,000)	-	(490,000)	-
Equity in income of unconsolidated affiliate	50,000	188,000	99,000	510,000
Interest income, net	10,000	-	11,000	1,000
Total other income/(loss)	(430,000)	188,000	(380,000)	511,000

Income before provision for income taxes	890,000	2,018,000	2,864,000	6,744,000

Provision for income taxes	197,000	347,000	649,000	1,354,000

Net income	$693,000	$1,671,000	$2,215,000	$5,390,000

Basic earnings per common share	$0.05	$0.13	$0.17	$0.41

Diluted earnings per common share	$0.05	$0.12	$0.17	$0.40

Basic weighted average common shares outstanding	12,834,332	13,246,676	12,945,981	13,294,571

Diluted weighted average common shares outstanding	12,908,223	13,511,497	13,032,313	13,621,101